Exhibit 10.1

TIMKENSTEEL Corporation

Director Restricted Share Unit Agreement

WHEREAS, __________ (“Grantee”) is a non-employee Director of TimkenSteel Corporation (the “Company”); and

WHEREAS, the grant of Restricted Share Units evidenced hereby was authorized by a resolution of the Board of Directors and is effective [______] (the “Date of Grant”), and the execution of a Director Restricted Share Units Agreement in the form hereof (this “Agreement”) was authorized by a resolution of the Board of Directors.

NOW, THEREFORE, pursuant to the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan (the “Plan”) and subject to the terms and conditions thereof, in addition to the terms and conditions of this Agreement, the Company confirms to Grantee the grant of (1) [____] Restricted Share Units (the “RSUs”) and (2) dividend equivalents payable in cash on a deferred basis (the “Deferred Cash Dividends”) with respect to the RSUs.  All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein shall have the meanings assigned to them in the Plan.

1.	General Vesting of Award.
(a)

Normal Vesting:  Subject to the terms and conditions of Sections 2 and 3 hereof, Grantee’s right to receive payment for the RSUs and any Deferred Cash Dividends accumulated with respect thereto shall become nonforfeitable on the first anniversary of the Date of Grant if Grantee has been in continuous service to the Company as a non-employee Director from the Date of Grant until the date of such first anniversary.

(b)

For purposes of this Agreement, Grantee’s continuous service to the Company as a non-employee Director shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased serving the Company as a non-employee Director, by reason of any commencement of employment with the Company or its Subsidiaries.

2.	Alternative Vesting of Award.

Notwithstanding the provisions of Section 1 hereof, and subject to the payment provisions of Section 5 hereof, Grantee’s right to receive payment for the RSUs and any Deferred Cash Dividends then accumulated with respect thereto may become nonforfeitable if any of the following circumstances apply:

(a)

Death or Disability:   Grantee’s right to receive payment for the RSUs and any Deferred Cash Dividends then accumulated with respect thereto shall immediately become nonforfeitable if Grantee should die or become permanently disabled while in continuous service to the Company as a non-employee Director.  For

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purposes of this agreement, “permanently disabled” shall mean the Grantee is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.
(b)	Termination of Service:
(i)

If Grantee’s continuous service to the Company as a non-employee Director terminates for any reason other than Cause (and Section 2(c) does not apply), then a number of RSUs (and any Deferred Cash Dividends then accumulated with respect to such number of RSUs) shall immediately become nonforfeitable with respect to the Grantee, with such number being equal to the product of (i) the number of RSUs that would have become nonforfeitable in accordance with the terms and conditions of Section 1(a) if Grantee had remained in continuous service to the Company as a non-employee Director from the Date of Grant until the first anniversary of the Date of Grant, multiplied by (ii) a fraction (in no case greater than 1) the numerator of which is the number of whole months from the Date of Grant through the date of such termination of service and the denominator of which is 12.

(ii)

For purposes of this Agreement, “Cause” means, with respect to Grantee:  any intentional act of fraud, embezzlement or theft in connection with the Grantee’s duties with the Company, any intentional wrongful disclosure of secret processes or confidential information of the Company, or any intentional wrongful engagement in any competitive activity that would constitute a material breach of Grantee’s duty of loyalty to the Company, and no act, or failure to act, on the part of Grantee shall be deemed “intentional” unless done or omitted to be done by Grantee not in good faith and without reasonable belief that Grantee’s action or omission was in or not opposed to the best interest of the Company.

(c)	Change in Control:
(i)

Upon a Change in Control occurring during the one-year period described in Section 1(a) above while Grantee is in continuous service to the Company as a non-employee Director, to the extent the RSUs and any Deferred Cash Dividends accumulated with respect thereto have not been forfeited, the RSUs and any Deferred Cash Dividends accumulated with respect thereto shall immediately become nonforfeitable (except to the extent that a Replacement Award is provided to Grantee for such RSUs and Deferred Cash Dividends).

(ii)

For purposes of this Agreement, a “Replacement Award” means an award (A) of service-based restricted share units, (B) that has a value at least equal to the value of the RSUs and any Deferred Cash Dividends accumulated with respect thereto, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor

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following the Change in Control), (D) the tax consequences of which, under the Code, if Grantee is subject to U.S. federal income tax under the Code, are not less favorable to Grantee than the tax consequences of the RSUs and any Deferred Cash Dividends accumulated with respect thereto, (E) that vests in full upon a termination of Grantee’s service as a non-employee Director to the Company or its successor in the Change in Control (as applicable, the “Successor”) due to Grantee’s death or disability or without Cause by such Successor, and (F) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the RSUs and any Deferred Cash Dividends then accumulated with respect thereto (including the provisions that would apply in the event of a subsequent Change in Control).  A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the RSUs and any Deferred Cash Dividends then accumulated with respect thereto, or Replacement Award, failing to comply with or be exempt from Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the RSUs and any Deferred Cash Dividends then accumulated with respect thereto if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 2(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.  For purposes of this Section 2(c)(ii), “Cause” is as defined in Section 2(b), but the Company will also include the Successor.

(iii)

If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs and any Deferred Cash Dividends then accumulated with respect thereto which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control.

3.

Forfeiture of Awards.  Except as provided in Section 2 of this Agreement, Grantee’s right to receive the RSUs and any Deferred Cash Dividends accumulated with respect thereto shall be forfeited automatically and without further notice on the date that Grantee’s continuous service to the Company as a non-employee Director terminates prior to the first anniversary of the Date of Grant.  In the event that Grantee shall intentionally commit an act that the Committee determines to be materially adverse to the interests of the Company or a Subsidiary, Grantee’s right to receive the RSUs and any Deferred Cash Dividends accumulated with respect thereto shall be forfeited at the time of that determination notwithstanding any other provision of this Agreement to the contrary.

4.

Crediting of Deferred Cash Dividends.  With respect to each of the RSUs, Grantee shall be credited on the records of the Company with Deferred Cash Dividends in an amount equal to the amount per share of any cash dividends declared by the Board on the outstanding Common Shares during the period beginning on the Date of Grant and

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ending on the date on which Grantee receives payment of the RSUs pursuant to Section 5 hereof or at the time when the RSUs are forfeited in accordance with Section 3 of this Agreement.  The Deferred Cash Dividends shall accumulate without interest.

5.	Payment of Awards.
(a)

General:  Subject to Section 3 and Section 5(b), payment for the RSUs that are nonforfeitable will be made in Common Shares (with 1 Common Share being paid for each nonforfeitable RSU) and any Deferred Cash Dividends accumulated with respect thereto will be made within 10 days following the first anniversary of the Date of Grant.

(b)

Other Payment Events:  Notwithstanding Section 5(a), to the extent that the RSUs are nonforfeitable on the dates set forth below, payment with respect to the RSUs that have become nonforfeitable will be made in Common Shares (with 1 Common Share being paid for each nonforfeitable RSU) and any Deferred Cash Dividends accumulated with respect thereto will be made as follows:

(i)

Change in Control.  Upon a Change in Control, Grantee is entitled to receive payment for the RSUs that are nonforfeitable and any Deferred Cash Dividends accumulated with respect thereto on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections 5(a) or 5(b)(ii) as though such Change in Control had not occurred.

(ii)

Death or Disability.  On the date of Grantee’s death or the date Grantee becomes permanently disabled (as defined in Section 2(a)), Grantee is entitled to receive payment for the RSUs that are nonforfeitable and any Deferred Cash Dividends accumulated with respect thereto on such date.

6.

Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the RSUs or pay any Deferred Cash Dividends accumulated with respect thereto if the issuance or payment thereof would result in violation of any such law.  To the extent that the Ohio Securities Act shall be applicable to this Agreement, the Company shall not be obligated to issue any of the Common Shares or other securities covered by this Agreement or pay any Deferred Cash Dividends accumulated with respect thereto unless such Common Shares and Deferred Cash Dividends are (a) exempt from registration thereunder, (b) the subject of a transaction  that is exempt from compliance therewith, (c) registered by description or qualification thereunder or (d) the subject of a transaction that shall have been registered by description thereunder.

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7.

Transferability.  Neither Grantee’s right to the RSUs nor Grantee’s right to receive any Deferred Cash Dividends shall be transferable by Grantee except by will or the laws of descent and distribution.  Any purported transfer in violation of this Section 7 shall be null and void, and the purported transferee shall obtain no rights with respect to such Common Shares.

8.

Compliance with or Exemption from Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code.  This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee).

9.

Adjustments.  Subject to Section 11 of the Plan, the Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by the RSUs and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Grantee that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

10.

Withholding Taxes.  If the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with Grantee’s right to receive Common Shares or cash under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of any such Common Shares or cash (or the realization of any other benefit provided for under this Agreement) that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts.  Grantee may satisfy such tax obligation by paying the Company cash via personal check.  Alternatively, unless otherwise determined by the Committee, Grantee may elect that all or any part of such tax obligation be satisfied by the Company’s retention of a portion of the Common Shares provided for under this Agreement or by Grantee’s surrender of a portion of the Common Shares that he or she has owned.  In no event, however, shall the Company accept Common Shares for payment of taxes in excess of required tax withholding rates (unless such higher withholding amounts would not result in adverse accounting implications for the Company and the additional withholding amount is authorized by the Committee).  If Grantee’s benefit is to be received in the form of Common Shares, and Grantee fails to make arrangements for the payment of required taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld.  The Common Shares used for required tax withholding will be valued at an amount equal to the fair market value of

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such Common Shares on the date the applicable benefit is to be included in Grantee’s income.
11.	No Right to Future Awards. This award is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards.
12.

Relation to Other Benefits.  Any economic or other benefit to Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan of the Company or a Subsidiary.

13.

Processing of Information.  Information about Grantee and Grantee’s award of RSUs and Deferred Cash Dividends may be collected, recorded and held, used and disclosed for any purpose related to the administration of the award.  Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within Grantee’s country or elsewhere, including the United States of America.  Grantee consents to the processing of information relating to Grantee and Grantee’s receipt of the Common Shares and Deferred Cash Dividends in any one or more of the ways referred to above.

14.

Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that subject to the provisions of Section 8 hereof no amendment shall adversely affect the rights of Grantee with respect to either the RSUs or other securities covered by this Agreement or the Deferred Cash Dividends without Grantee’s consent.

15.

Severability.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

16.	Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.

[SIGNATURES ON FOLLOWING PAGE]

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Exhibit 10.1

This Agreement is executed by the Company on this [__] day of [____], 2020.

TIMKENSTEEL CORPORATION

By:

Frank A. DiPiero

Executive Vice President, General

Counsel and Secretary

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Common Shares or other securities covered hereby and any Deferred Cash Dividends accumulated with respect thereto, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Grantee

Date:

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